Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
(of the Certificate of Trust)
OF
ARCHSTONE CAPITAL BUILDER

Under Title 12, Section 3810(b) of the Delaware Statutory Trust Act

1.	The name of the Statutory Trust is Archstone Capital Builder (the “Trust”).

2.	The Certificate of Trust of the Trust is hereby amended, specifically the First Paragraph thereof relating to its name, to read as follows:

“First: The name of the trust is Archstone Alternative Solutions Fund.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 11th day of March, 2015.

By:	/s/ Joseph S. Pignatelli
Name:	Joseph S. Pignatelli
Title:	Trustee